SETTLEMENT AGREEMENT ADDENDUM

Exhibit 4.9

BETWEEN

1. Nomad Foods Europe Ltd, 1 New Square, Bedfont Lakes, Feltham, Middlesex, TW14 8HA ('the Employer') and

2. Mr Jason Ashton, 21 [redacted] ('the Employee').

INTRODUCTION

(A) The Employee and the Employer entered into a settlement agreement dated 3 April 2018 (the 'Settlement Agreement'). The parties have mutually agreed: (i) an amendment to the terms of clause 2.4 of Settlement Agreement to clarify the intention of the parties and the terms of the Settlement Agreement; and (ii) to vary certain other terms of the Settlement Agreement.

(B) This addendum to the Settlement Agreement is effective to add an additional clause 2.2A to the Settlement Agreement and to vary the terms of clauses 2.3 to 2.5 as set out below.

1. There shall be inserted a new clause 2.2A as follows:
"2.2A The Employer shall make a further payment of £46,265.11 to the Employee by way of a discretionary payment to be paid at the same time as the Settlement Payment."

2. The references in clauses 2.3 and 2.5 to clauses 2.1 & 2.2 shall be read to include also clause 2.2A.

3. Clause 2.4 shall be amended to read as follows:

"The Compensation Committee ("RemCo") has determined that following the Termination Date the Employee is to be treated as a Good Leaver under Rule 9.1 of the Nomad Foods Limited Long Term 2015 Incentive Plan (the "Plan") and accordingly has confirmed that, notwithstanding anything set forth in the Plan or the Restricted Stock Unit Award Agreement between the Employer and the Employee issued with effect as of 1 January 2016 (as amended on 9 February 2017 and further amended on 20 March 2018, the "Award Agreement"), 42,200 shares shall continue to vest for the Employee as if he were still employed by the Company through the duration of the performance period ending on 31 December 2019. The continued participation is subject to the performance conditions attributable at the time of vesting to issue 1 of

the Plan. This is conditional on remaining in employment until the Termination Date unless mutually agreed. Each of the parties hereby agree that this clause 2.4 shall be deemed to be, and to satisfy the requirements of Section 12 of the Award Agreement for, an amendment to the Award Agreement."

SIGNED by the Parties

For and on behalf of
Nomad Foods Europe Ltd) [signature]

Dated 26/9/2018

SIGNED by
Jason Ashton) [signature]

Dated 26/9/2018